Exhibit 99.1

  Javelin Pharmaceuticals Announces Results of FDA Meeting for Nasal Ketamine

    Company Plans to File an Initial New Drug Application for
Emergency Military and Civilian Use in the United States in 2008


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Jan. 30, 2007--Javelin Pharmaceuticals, Inc. (Amex: JAV-News) announced today that its recent meeting with the USFDA and representatives of the US Department of Defense (DOD) provided guidance to complete the development of PMI-150, its proprietary formulation of ketamine for intranasal use. Based on this face-to-face meeting, and summary minutes received January 26, 2007, the Company intends to file a New Drug Application
(NDA) for PMI-150 as an emergency analgesic for military and civilian use in 2008.

    Dr. Curtis Wright, Javelin's Executive Vice President for Regulatory Affairs and Risk Management, commented, "Javelin is very pleased with the outcome of this meeting. Our clear marching orders for PMI-150 are to meet the needs of DOD and the US emergency medical market in an aggressive timeframe while addressing this drug candidate's ongoing development for broader use in selected medical settings." To this end, Javelin plans to undertake four remaining pharmacokinetic studies and then to file the initial US NDA for PMI-150.

    The Company intends to broaden PMI-150's potential initial label as an analgesic for emergency use with future Supplemental New Drug Applications (sNDAs) to increase patient access to the product after initial approval, contingent upon suitable risk assessment. Potential future indications for ketamine beyond acute pain in emergency settings include acute pain in patients resistant to or insensitive to opioids, and pain relief for terminally ill cancer patients in medically supervised settings.

    About PMI-150

    Javelin is developing PMI-150, a proprietary nasal formulation of ketamine, as an emergency analgesic for military and civilian use. The Company anticipates undertaking additional clinical studies at a later date aimed at broadening PMI-150's potential indications to include treatment of opioid-resistant acute moderate-to-severe pain, including cancer breakthrough pain. The Company believes that PMI-150 is optimized for use as a pain medication and may offer a safe, non-opioid alternative for the treatment of moderate-to-severe pain.

    Previous randomized, double-blinded, placebo-controlled phase II clinical studies of PMI-150 have demonstrated statistically significant relief of moderate to severe postoperative and breakthrough pain. PMI-150 is fast-acting, with statistically significant pain relief occurring as early as 4 minutes post administration. PMI-150 also appears to be well-tolerated by patients. These results were presented at the American Society for Clinical Pharmacology and Therapeutics in Atlanta, Georgia in April 2002 and the American Society of Clinical Oncology in Orlando, Florida in May 2002. In May 2003, following the presentation of clinical data at the plenary session of the Advanced Technology Application for Combat Casualty Care conference in Orlando, Florida, the U.S. Department of Defense awarded the Company $4 million for the development of PMI-150. This award was based on the need of the military for a fast-acting, non-invasive, and non-sedating alternative to the intravenous and oral medications commonly used for treatment of combat-related injuries. In August 2005, Javelin presented a meta-analysis of three randomized, placebo-controlled studies involving ketamine analgesia for patients with acute moderate-to-severe pain. These results demonstrated that intranasal ketamine was effective at relieving moderate-to-severe pain over the 10 to 50 mg dose range with no statistically significant changes in vital signs or arterial oxygen saturation levels. These data were presented at the Department of Defense's premier medical conference, the Advanced Technology Application for Combat Casualty Care in St. Petersburg, Florida.

    About Ketamine

    Ketamine, a non-opiate, is an N-methyl-D-aspartate ("NMDA") receptor antagonist that has been in clinical use for over 30 years as a general anesthetic. Since its approval by the FDA, ketamine has been safely given in high doses as a general anesthetic in tens of thousands of patients. NMDA receptors are located in the central nervous system and play a role in the perception of acute and chronic pain. Ketamine, at much lower doses than those approved for anesthetic use , has been reported in the medical literature to benefit postoperative pain, nerve injury pain, and pain during medical procedures such as burn dressing changes.

    About Javelin

    With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. The Company has three late-stage drug candidates in clinical development. One of these Phase III drug candidates, Dyloject, is currently under review for Marketing Authorization Application (MAA) approval in Europe. Previous clinical trials have demonstrated the safety and rapid onset of action of Dyloject. For additional information about Javelin, please visit the company's website at http://www.javelinpharmaceuticals.com or contact us directly.

    Forward Looking Statement

    This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.



    CONTACT: Javelin Pharmaceuticals, Inc.
             Investor Relations & Media
             Rick Pierce, 617-349-4500
             VP Investor Relations
             rpierce@javelinpharmaceuticals.com
             or
             Corporate Communications
             June Gregg, 617-349-4500
             Fax: 617-349-4505
             jgregg@javelinpharmaceuticals.com